Exhibit 99.1
Javelin Pharmaceuticals Board Appoints Industry Veteran Martin Driscoll as Chief Executive Officer
Tuesday March 4, 4:21 pm ET
Dr. Daniel B. Carr Becomes Vice Chairman and will Continue as Chief Medical Officer
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Javelin Pharmaceuticals Inc. (AMEX: JAV - News) today announced that its Board of Directors has appointed Javelin Director and veteran pharmaceutical executive Martin J. Driscoll to the position of Chief Executive Officer, effective immediately. Dr. Daniel B. Carr has become Vice Chairman of the Board of Directors and will continue in his role as Chief Medical Officer.
Javelin’s Board of Directors has also established a Strategic Commercialization and Partnership Committee consisting of members with significant experience in creating partnerships and commercial ventures. The Committee will consist of Directors Peter D. Kiernan III, Neil W. Flanzraich, and Georg Nebgen.
The appointment of Mr. Driscoll as Chief Executive Officer and the formation of the Strategic Commercialization and Partnership Committee significantly strengthen Javelin’s senior management team at a time when the Company has entered a new stage in its corporate development. Mr. Driscoll will work closely with senior management and the Strategic Commercialization and Partnership Committee to execute new commercialization strategies with a priority on business development opportunities.
“I am delighted that Marty is leading Javelin in this exciting stage of our Company’s development. His industry experience and skills in all aspects of commercialization and business development complement our strong senior management team,” said Dr. Carr. “2008 promises to be a very active and fruitful year for Javelin. Today’s management realignment allows me to focus on our expanding clinical and regulatory activities for our three late stage product candidates.”
Potential global partnership interest in Javelin has increased as commercial activities have commenced, among other recent accomplishments. These include the first market approval and favorable pricing for a Javelin product (DylojectTM, diclofenac sodium for injection) in the United Kingdom, highly encouraging platelet study data, anticipated additional country approvals for various products over the next few years, recent successful pivotal Phase 3 study results and ongoing Phase 3 studies for two of the Company’s three products.
“Our intent is to maximize the opportunities for Javelin’s brands worldwide,” stated Mr. Driscoll. “I look forward to working with Dan. Our complementary skills will effectively manage the Company’s capital resources, strategic initiatives and talented teams working on clinical, regulatory, manufacturing, financial and administrative dimensions of our growing company to create lasting shareholder value. We are blessed with three pivotal Phase 3 programs with successful results that address growing specialty markets. More importantly, these drug candidates address significant unmet medical needs. As a result they have become increasingly visible to a number of potential global partners,” added Mr. Driscoll. “Our goal is to enhance shareholder value by delivering on strategic partnering while reducing commercialization risk.”
About Mr. Martin J. Driscoll
Mr. Driscoll brings more than twenty-six years of experience in pharmaceutical marketing and sales, business development and commercial operations to his new role as CEO of Javelin. He has consistently demonstrated a track record of effective management of small and large organizations and delivering results. This success includes the creation and leadership of pharmaceutical sales and marketing organizations. His experience includes management of franchises that encompass, cardiovascular, anti-infective, metabolic, CNS, pulmonary, and dermatologic products. His extensive experience includes the negotiation, implementation and management of collaborations with other life sciences companies from both the licensor and licensee perspective. Proven results include the successful launch of several major products including Claritin®. Mr. Driscoll has been directly involved in multiple major transactions including such products as Lovaza™ and Rythmol SR®. Mr. Driscoll also played a large role in the negotiation and successful management of several large corporate partnerships including a multi million dollar co-promotion/co-development collaboration between Viro Pharma and Aventis among others.
Prior to his assuming his new role as CEO, Mr. Driscoll was formerly CEO of Pear Tree Pharmaceuticals, Inc. of Cambridge MA, a private pharmaceutical company focused on developing prescription products for women.
Mr. Driscoll is also a Director of Genta Incorporated [Nasdaq:GNTA], a biotechnology company developing novel cancer therapies. He is also the past President and Chairman of the Epilepsy Foundation of New Jersey.
About Dr. Carr
Dr. Carr became the Company’s CEO in September 2005, after joining the company as Chief Medical Officer a year earlier. Dr. Carr is a founding director of the MS Program in Pain Research, Education & Policy of Tufts University School of Medicine. A principal investigator on numerous clinical studies of pain and analgesia, Dr. Carr is also the recipient of many awards and honors from leading professional organizations and healthcare institutions worldwide. He is a sought-after advisor and speaker at pain conferences and industry events. Dr. Carr has authored or contributed to over 300 articles, book chapters and books on therapies for pain. He joined Javelin from the position of Saltonstall Professor of Pain Research in the Department of Anesthesia at Tufts-New England Medical Center. Dr. Carr holds an MD with honors (Alpha Omega Alpha) from Columbia University and a MS and BS (Honors) in Physics, also from that institution.
About Javelin Pharmaceuticals, Inc.
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has three drug candidates in US Phase 3 clinical development. One of these US Phase 3 drug candidates, Dyloject™, has received Marketing Authorization Application (MAA) approval and favorable pricing in the UK, where it is now being sold. Previous clinical trials have demonstrated its safety and rapid onset of action. For additional information about Javelin, please visit the company’s website at http://www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
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Contact:
Javelin Pharmaceuticals, Inc.
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com